Exhibit 10.1

NOMINATION AND STANDSTILL AGREEMENT

This Nomination and Standstill Agreement, dated March 15, 2019 (this “Agreement”), is by and among the persons and entities listed on Schedule A hereto (collectively, the “Ajdler Group” or the “Investors”, and individually a “member” of the Ajdler Group) and PFSweb, Inc. (the “Company”).

In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Matters.

(a)The Company agrees, as promptly as practicable following the execution of this Agreement, that the Board of Directors of the Company (the “Board”) shall take the necessary actions to (i) increase the size of the Board (ii) appoint Mr. Rob Frankfurt (“Mr. Frankfurt”) to fill a newly created vacancy on the Board and (iii) nominate Mr. Frankfurt for election to the Board as part of the Company’s director slate for its 2019 Annual Meeting.

(b)Prior to the date of this Agreement, Mr. Frankfurt has submitted to the Company a fully completed copy of the Company’s D&O Questionnaire and other onboarding materials. Mr. Frankfurt shall timely provide the Company with his consent to be named in the Company’s proxy statement and to serve on the Board if elected (the “Nomination Documents”) in connection with the Company’s obligation in subsection (a)(iii) above.

(c)Upon becoming a member of the Board, Mr. Frankfurt shall have the same rights (including for the avoidance of doubt with respect to consideration for committee appointments) and duties as any other Board member. At all times from the date of this Agreement through to the date he terminates his service as a member of the Board, Mr. Frankfurt shall comply with all written policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, and of which Mr. Frankfurt has been provided written copies in advance (or which have been filed with the Securities and Exchange Commission (the “SEC”) or posted on the Company’s website), including but not limited to the Company’s corporate governance guidelines, corporate code of conduct, code of ethics, director stock ownership guidelines and insider trading policy and shall preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees, subject to the confidentiality provisions in Section 2.

(d) The Company has agreed with the Ajdler Group to include Mr. Frankfurt in the Company’s slate of directors for the 2019 Annual Meeting, and the Company shall use reasonable commercial efforts to cause Mr. Frankfurt to be elected (including by recommending that the Company’s stockholders vote in favor of the election of Mr. Frankfurt, including Mr. Frankfurt in the Company’s proxy statement and proxy card for such annual meeting and otherwise supporting Mr. Frankfurt for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate) (collectively, the “Election Support Efforts”), and the Ajdler Group agrees not to nominate director candidates or conduct a proxy contest regarding any matter, including the election of directors or the submission of a shareholder proposal, with respect to the 2019 Annual Meeting.

(e)The Ajdler Group agrees that the Board or any of its committees may recuse Mr. Frankfurt from any Board or committee meeting or portion thereof at which the Board or such committee is evaluating or taking action with respect to (i) the exercise of the Company’s rights or enforcement of any of the obligations under this Agreement; (ii) any action taken in response to actions taken or proposed by an Investor with respect to the Company; (iii) Mr. Frankfurt’s breach of this Agreement or failure to comply with the Company’s charter, bylaws or policies that are applicable to all directors or (iv) any proposed transaction between the Company and any Investor.

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(f)If Mr. Frankfurt is unable to serve as a director or nominee prior to the expiration of the Standstill Period (as defined in Section 4 below) and at such time as Ajdler Group’s maintains a Minimum Ownership Threshold (defined below), the Ajdler Group shall have the ability to recommend a replacement person(s) (any such person shall be referred to as a "Ajdler Replacement Appointee") (x) for nomination for election to the Board if Mr. Frankfurt had been nominated for election to the Board or (y) for appointment to the Board if Mr. Frankfurt had been serving on the Board, each in accordance with this Section 1(f). Any Replacement Appointee must (i) qualify as “independent” of the Company pursuant to the listing standards of the NASDAQ, (ii) have relevant business and financial expertise to be a director of the Company, (iii) be independent of each member of Ajdler Group and (iv) be reasonably acceptable to the Board (such acceptance not to be unreasonably withheld). Upon the recommendation of an Ajdler Replacement Appointee by the Ajdler Group, the Board and any applicable committee thereof shall make its determination regarding whether such Ajdler Replacement Appointee meets the foregoing criteria no later than ten (10) business days after such recommendation; provided, however, that if the Board does not accept such Ajdler Replacement Appointee as recommended, the parties shall continue to follow the procedures of this Section l(f) until an Ajdler Replacement Appointee is appointed or elected to the Board as recommended. Upon an Ajdler Replacement Appointee's appointment to the Board, the Board shall take all actions necessary to appoint such Ajdler Replacement Appointee to any applicable committee of the Board of which Mr. Frankfurt was a member immediately prior to his being unable to serve. The provisions of this Section 1(f) shall apply to any Ajdler Replacement Appointee nominated or appointed to the Board who becomes unable to serve as a director or nominee prior to the expiration of the Standstill Period. For the purposes of this subsection “Minimum Ownership Threshold” shall mean the Ajdler Group, together with all controlled Affiliates of the members of the Ajdler Group (such controlled Affiliates, collectively and individually, the “Ajdler Affiliates”), collectively beneficially own (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act), an aggregate Net Long Position of at least three percent (3%) of the number of outstanding Voting Securities (as defined in Section 6(b)below) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and “Net Long Position” shall mean such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

2.Information/Confidentiality.  It is understood that Mr. Frankfurt and any Ajdler Replacement Appointee will receive certain non-public information (whether oral or written, or electronic media) concerning the Company in the role of a Board member. The Ajdler Group acknowledges that Mr. Frankfurt and any Ajdler Replacement Appointee will be required to hold such information in confidence and not make any disclosure of information concerning the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws upon the advice of counsel, (ii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iii) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Ajdler Group further confirms that Mr. Frankfurt and any Ajdler Replacement Appointee Mr. Frankfurt shall, upon learning that disclosure of such information concerning the Company is (i) required to comply with federal and state securities law and (ii) sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Company and allow the Company to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information. The Ajdler Group confirms that Mr. Frankfurt and any Ajdler Replacement Appointee will agree that if the Company is not successful in precluding the requested court or governmental body from requiring disclosure of such information, it will furnish only that portion of the information that is legally required in the opinion of its counsel, provided that such individual shall exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the information. The provisions of this Section are without limitation, and do not restrict, modify or waive, any confidentiality or nondisclosure obligations of Mr. Frankfurt or any Ajdler Replacement Appointee arising by reason of such person’s service as a member of the Board or any committee thereof.

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3.Voting Commitment.  At the 2019 Annual Meeting, and at any meeting of the Company’s stockholders held prior to the expiration of the Standstill Period (defined in Section 4), each of the Investors agrees to comply with this Agreement and to cause the Investor Shares (as defined below) (i) to be present for purposes of establishing a quorum; and (ii) to be voted by proxy in favor of the election of all director candidates nominated by the Board; and (iii) to be voted by proxy in accordance with the Board’s recommendation with respect to each other matter submitted to and recommended for stockholder approval by the Board, including the ratification of the appointment of the Company’s designated independent registered public accounting firm for fiscal year ending December 31, 2019; provided, however, that on each such matter other than proposals relating to the election or removal of directors, to the extent both of Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise, the Investors may vote the Investor Shares in accordance with the ISS and Glass Lewis recommendation on such matter; provided further, the Investors may vote the Investor Shares in their discretion with respect to any tender offer, exchange offer, merger, consolidation, business combination or other change-of-control transaction of the Company. “Investor Shares” means any and all Voting Securities held beneficially or of record as of an applicable record date by the Investors and, with respect to Investors that are entities, the Affiliates and Associates (as each term is defined in Section 4) of such Investors, and, with respect to Investors that are individuals, the Family Members (as defined in Section 4) of such Investor.

4.Standstill.  Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates or Family Members will, and it will cause each of its Affiliates and Associates and Family Members not to, directly or indirectly, in any manner, acting alone or in concert with others, take any of the following actions or advise, recommend, request, encourage, solicit, influence or induce any other person to take any of the following actions, or announce any intention to take any of the following actions:

(a)submit any stockholder proposal pursuant to Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or any notice of nomination or bring any other business for consideration, or nominate any candidate for election to the Board;

(b) seek or encourage any person to submit nominations in the furtherance of a “Contested solicitation” for the election or removal of directors, or seek the removal of any member of the Board, initiate or participate in any removal contest, or knowingly initiate, encourage or participate in any “withhold” or similar campaign, or seek a change in the size or composition of the Board or the committees of the Board;

(c)knowingly initiate, encourage or engage, directly or indirectly, in any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce or seek to advise, encourage or influence any other person with respect to the voting of any voting stock of the Company (including any withholding from voting) at any annual or special meeting of stockholders or grant a proxy with respect to the voting of any voting stock of the Company to any person other than to the Board or persons appointed as proxies by the Board;

(d)publicly or privately encourage or support any other stockholder to take any of the actions described in (a) and (b) of this Section 4;

(e)seek to call, or to request the call of, a special meeting of the Company’s stockholders for any purpose, including to amend any provision of the Company’s charter or Bylaws;

(f)make a request for a list of the Company’s stockholders or for any books and records of the Company; provided however, Mr. Frankfurt or any Ajdler Replacement Appointee shall have the right to request stock list materials or other books and records of the Company in its capacity as a director, if elected, of the Company;

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(g)form, join in or in any other way participate in a “group” as a person or persons acting as a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the voting stock of the Company (other than a “group” that consists solely of all or some of the persons parties to this Agreement or any of their respective Affiliates or Associates);

(h)deposit any shares of voting stock of the Company in a voting trust or similar arrangement or subject any shares of voting stock of the Company to any voting agreement or pooling arrangement, other than any such voting trust, arrangement or agreement solely among the Investors and otherwise in accordance with this Agreement;

(i)nominate, give notice of an intent to nominate, recommend or seek to place a representative or other Affiliate, Associate or nominee on the Board or vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board not in violation of the terms of this Agreement;

(j)acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(k)other than at the express written request of a majority of the members of the Board, make, seek, propose, or make any statement with respect to, or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or , dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change to the Company’s organization documents, change in capital structure, recapitalization, dividend or distribution or change in dividend or distribution policy, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company or make any public communication in opposition to any Company acquisition or disposition activity approved by the Board; provided, however, nothing herein shall limit the ability of the Investors to disclose, publicly or otherwise, how it intends to vote with respect to any announced tender offer, exchange offer, merger, consolidation, business combination or other change-of-control transaction that is being submitted for the approval of shareholders, and the reasons therefor, so long as any such activity is otherwise in compliance with the requirements of this Agreement;

(l)disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing or publicly request or advance any proposal to amend, modify or waive the terms of this Agreement; provided that the Investors may make confidential requests to the Board to amend, modify or waive any provision of this Section 4, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Investors and is made by the Investors in a manner that does not require the public disclosure of such request by the Company, the Investors or any other person;

(m)take any action challenging the validity or enforceability of any provisions of this Section 4;

(n)institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), other than to enforce the provisions of this Agreement;

(o)enter into any negotiations, discussions, agreement, arrangement or understanding with any person concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities;

(p)propose, acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (whether publicly or otherwise, except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or beneficial ownership thereof or any voting rights decoupled from the underlying voting securities in excess of ten percent (10%) of the Company’s then-outstanding Common Stock; and

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(q)other than in open market sale transactions or through a broker or dealer where the identity of the purchaser is not known, or in underwritten widely dispersed public offerings, sell, offer or agree to sell, directly or indirectly, its shares of Common Stock, through swap or hedging transaction or otherwise, any security of the Company or any right decoupled from such underlying security held by Investors to any third party that would to Investor’s knowledge result in such third party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest of any third party who, together with its Affiliates, has a beneficial ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case either (A) in a transaction approved by the Board or (B) to a third party who is entitled, and following such transaction continues to be entitled, to file statements on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) promulgated under the Exchange Act.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Investors from:  (A) communicating privately with the Board or the Chief Executive Officer of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, or (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Investors or any of their respective Affiliates or Associates, provided that a breach by Investor of this Agreement is not the cause of the applicable requirement.

As used in this Agreement:

(i)                    the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement;

(ii)                  the terms “beneficial owner,” “beneficially owns” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iii)                the term “Family Members” shall mean, with respect to an Investor, the spouse of such Investor and the children (including by adoption) of such Investor;

(iv)              the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(v)                  the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is fifteen (15) business days prior to the nomination deadline in connection with the nomination of directors at the 2020 Annual Meeting pursuant to the Company’s Bylaws.

5.Public Announcements.  No earlier than 8:00 a.m. U.S. Eastern Standard Time, on the date hereof, the Company shall announce this Agreement and the material terms hereof by means of a press release in the respective form attached hereto as Exhibit A (the “Press Release”).  Neither the Company nor the Ajdler Group shall make any public announcement or statement that contradicts or disagrees with the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.  The Company acknowledges that the Ajdler Group intends to file this Agreement and the Press Release (if any) with the Securities and Exchange Commission as an exhibit to its Schedule 13D pursuant to an amendment.

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6.Representations and Warranties of the Ajdler Group.

(a)Each member of the Ajdler Group represents and warrants that: (i) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; (iii) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party; and (iv) there is currently no pending or outstanding litigation between the Ajdler Group and the Company or affiliates thereof.

(b)Each member of the Ajdler Group represents and warrants that, as of the date of this Agreement, (i) the Ajdler Group collectively beneficially own, an aggregate of [1,169,727] shares of common stock, par value $0.001, of the Company (“Common Stock”); (ii) except for such ownership, no member of the Ajdler Group, individually or in the aggregate with all other members of the Ajdler Group and Ajdler Affiliates, has any other beneficial ownership of, and/or economic exposure to, any Voting Securities, including through any derivative transaction described in the definition of “beneficial ownership” above; (iii) the Ajdler Group, collectively with the Ajdler Affiliates, have a Net Long Position of [1,169,727] shares of Common Stock and (iv) the members of the Ajdler Group are the only controlled Affiliates of any member of the Ajdler Group that beneficially own any shares of Common Stock.  As used in this Agreement, the term “beneficial ownership” of “Voting Securities” means ownership of: (i) Voting Securities, (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) and (iii) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such beneficial ownership of Voting Securities.  For purposes of this Section, no Person shall be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company. “Voting Securities” shall mean any securities of the Company which at present or upon conversion entitle the beneficial owner or holder thereof to vote for the election of directors of the Company.

(c)Each member of the Ajdler Group and/or Investor agrees that it will cause each of its Affiliates and Associates to comply with the terms of this Agreement.

(d)As of the date of this Agreement, the Ajdler Group has not, directly or indirectly, compensated or agreed to compensate Mr. Frankfurt for his service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities.

(e)Each member of the Ajdler Group and/or Investor acknowledges that they are aware, and agree to advise their directors, officers, employees, agents and representatives who are informed as to the matters which are the subject of this Agreement and Mr. Frankfurt that the United States securities laws prohibit any person who has received or has material, non-public information from the Company or any other issuer of securities from purchasing or selling securities of the Company or such issuer and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities in reliance on such information.

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7.Representation and Warranty of the Company.  The Company represents and warrants to Ajdler Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8.Mutual Non-Disparagement.  Prior to the Termination Date (as defined in Section 13 below), no party shall permit any of its officers, directors, employees, members, or representatives or that of its Affiliates to, without the written consent of the other party, make any public statement that constitutes or would reasonably be expected to constitute an ad hominem attack on or otherwise disparages any other party, any current or former directors of the Company in their capacity as such (including any director who was serving immediately prior to this Agreement), officers or employees (including with respect to such persons’ service at the other party), any other party’s subsidiaries, or any other party’s subsidiaries’ business or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of such other party’s controlled Affiliates, as applicable. The restrictions in this Section shall not (a) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure required by applicable law, rules or regulations; or (b) prohibit (i) any person from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder, or (ii) any party from responding to any public statement made by the other party of the nature described in this Section if such statement by the other party was made in breach of this Agreement.

9.Expenses. Promptly following the execution of this Agreement, the Company shall reimburse Ajdler Group for not more than $10,000 of it reasonably incurred and documented out-of-pocket fees and expenses (including reasonable legal fees) incurred in connection with the negotiation and execution of this Agreement.

10.Remedies; Forum and Governing Law.  The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

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11.No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.Entire Agreement; Prior Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

13.Termination. This Agreement shall immediately and automatically terminate and be of no further effect and no Party shall have any further right or obligation under this Agreement on the expiration of the Standstill Period (the “Termination Date”). In the event of a material breach by one party of its obligations hereunder, the obligations of the other party shall terminate if such breach (if capable of being cured) has not been cured within 10 days following written notice of such breach from the other party, or, if impossible to cure within 10 days, such party has not taken substantive action to correct within 10 days following written notice of such breach.

Notwithstanding the foregoing, the provisions of Sections 2 and 9 through 18 shall survive any termination of this Agreement.

14.Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by electronic mail, when such electronic mail is transmitted to as set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

PFSweb, Inc.
505 Millennium Drive
Allen, Texas 75013
Email: MKlint@pfsweb.com
Attention: Vice President, General Counsel & Secretary

With a copy to (which shall not constitute notice):

Chiesa Shahinian & Giantomasi PC
One Boland Drive
West Orange, New Jersey 07052
Email: MBienenfeld@csglaw.com
Attention: Morris Bienenfeld

If to the Ajdler Group:

Arnaud Ajdler
1370 Broadway, 5th Floor
New York, New York 10018
Email: AAjdler@enginecap.com

With a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Email: Afreedman@olshanlaw.com
Attention: Andrew Freedman

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15.Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

16.Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or PDF) which together shall constitute a single agreement.

17.Successors and Assigns.  This Agreement shall not be assignable or assigned, directly or indirectly, by operation of law or otherwise, by any of the parties to this Agreement.

18.No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

19.Interpretation and Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” shall be deemed to mean “including without limitation” in all instances and all pronouns shall be deemed to include the corresponding masculine, feminine or neuter forms.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Very truly yours,

PFSweb, Inc.

By:	/s/ Melanie S Klint
Name:	Melanie Stapp Klint
Tittle:	VP, General Counsel & Secretary

Accepted and agreed as of the date first written above:

ARNAUD AJDLER

/s/ Arnaud Ajdler
Arnaud Ajdler

ENGINE CAPITAL, L.P.

By:	Engine Investments, LLC, its General Partner

By:	/s/ Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

ENGINE JET CAPITAL, L.P.

By:	Engine Investments, LLC, its General Partner

By:	/s/ Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

ENGINE CAPITAL MANAGEMENT, L.P.

By:	Engine Investments, LLC, its General Partner

By:	/s/ Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

ENGINE CAPITAL MANAGEMENT GP, LLC

By:	/s/ Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

ENGINE INVESTMENTS, LLC

By:	/s/Arnaud Ajdler
Name:	Arnaud Ajdler
Title:	Managing Member

Engine Capital - 10

SCHEDULE A

Arnaud Ajdler

Engine Capital, L.P.

Engine Jet Capital, L.P.

Engine Capital Management, L.P.

Engine Capital Management GP, LLC

Engine Investments, LLC

Engine Capital - 11

Exhibit A

Press Release

 PFSweb to Appoint Robert Frankfurt to Board of Directors

Allen, TX – March 18, 2019 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, today announced that, after discussions with representatives of the Engine Capital, LP, the Company’s Board of Directors (the “Board”) has voted to appoint Robert Frankfurt as a director of the Board effective immediately.  The Board will also nominate Mr. Frankfurt for election as a director in the Company’s proxy statement for its 2019 annual meeting of stockholders in connection with a settlement and standstill agreement entered into on March 15, 2019 with Arnaud Ajdler, Engine Capital, LP, Engine Jet Capital LP, Engine Capital Management, LP, Engine Capital Management GP, LLC, and Engine Investments, LLC. (the “Ajdler Group”).

Mr. Frankfurt, 53, is currently President and Founder of Myca Partners (“Myca”).  Prior to founding Myca in 2006, Mr. Frankfurt spent more than a decade as a Partner and senior portfolio manager at various investment partnerships including Steel Partners and Sandell Asset Management.  Mr. Frankfurt began his career as a financial analyst in the mergers and acquisitions department of Bear, Stearns & Co. and later joined Hambro Bank America as an associate focused on merger and acquisition and venture capital transactions.  Mr. Frankfurt graduated from the Wharton School of Business in 1987 with a B.S. in Economics and he received his MBA at the Anderson Graduate School of Management at UCLA in 1995 where he was a Venture Capital Fellow and served as Alumni Class President.

A copy of the settlement and standstill agreement will be filed with the Securities and Exchange Commission by the Company on Form 8-K

About PFSweb, Inc.

PFSweb (NASDAQ:PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Ralph Lauren, PANDORA, ASICS, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.pfsweb.com.

Investor Relations:

Sean Mansouri or Scott Liolios

Liolios

1-949-574-3860

PFSW@liolios.com

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